Exhibit 99.1

Imperial Parking’s Special Committee Retains Blackstone Group as Financial Advisor

Vancouver, B.C. — (Business Wire) January 31, 2003 — Imperial Parking Corporation (AMEX:IPK) announced that the Special Committee of its Board of Directors has engaged The Blackstone Group L.P., a leading global investment and advisory firm, as its independent financial advisor. As previously announced, the Special Committee was formed for the purpose of exploring strategic alternatives available to the Company in the context of the decision by Gotham Partners to sell its ownership interest in the Company.

For further information contact:
John Ford
Vice President
Public Relations
The Blackstone Group L.P.
(212) 583-5559

Imperial Parking Corporation, headquartered in Vancouver, B.C., Canada is the largest parking operator in Canada and is one of the four largest in North America. Impark currently operates more than 1,630 parking locations and over 300,000 parking spaces in Canada and the United States.